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                                                                  Exhibit (b)(2)

                          [LETTERHEAD OF LLOYDS TSB]

The Directors
The Sage Group
Sage House
Benton Park Road
Newcastle upon Tyne
NE7 7LZ


Dear Sirs

Facility Agreement dated [] March 2001 between The Sage Group plc and certain of its subsidiaries (1) to (3) and Lloyds TSB Bank plc, in its various capacities as Arranger, Original Lender and Agent (4) to (6) (the "Facility Agreement")

1. We refer to the Facility Agreement to be entered into between The Sage Group plc (the "Company") and ourselves on or about today's date. Terms and expressions defined in the Facility Agreement shall have the same meanings in this letter save where otherwise appears or where the context so requires.

2. The Company has advised us that it intends to enter into an acquisition by way of purchase and merger of Interact Commerce Corporation (the "Acquisition") according to the terms of an offer to be made under the Agreement and Plan of Merger to be entered into on or around the date of this letter and made between The Sage Group plc, Isaiah Acquisition Corporation and Interact Commerce Corporation (the "Merger Agreement"). To assist the Company to have sufficient funds available to fulfil, or to procure that the purchase vehicle may fulfil, its obligations in connection with the Acquisition, we (in our capacity as Agent and Lenders) agree that we shall not, on or prior to the date falling one day after the date of the first delivery of funds to the Paying Agent (as defined in the Merger Agreement) after the Effective Time (as defined in the Merger Agreement) the ("Merger Completion Date"):

     2.1 decline to permit any Facility to be utilised under the Facility Agreement for the purpose of financing the Acquisition or cancel any of the Commitments referable to such financing as a consequence of:

          (a) the occurrence of any Default under the following clauses of the Facility Agreement:

               (i)     Clause 24.2 (Financial Covenants);

               (ii)    Clause 24.5(ii) and (iii) (Cross Default);

               (iii)   Clause 24.13 (Material Adverse Change);

               (iv) (to the extent referable to a representation and warranty suspended by this letter) Clause 24.4 (Breach of Representation or Warranty);
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          (b)  the occurrence of any event or circumstance specified in Clause
               24 which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be and Event or Default (defined in this letter as a "Potential Event of Default") under Clause 24.7 (Distress or Attachment) or (to the extent referable to Clause 23.5 (Merger) or Clause 23.7 (Insurance Covenant)) under Clause 24.3 (Failure to Comply with Other Covenants);

          (c)  any misrepresentation under the following clauses:

               (i)   Clause 20.13 (No proceedings pending or threatened);

               (i) Clause 20.9 (No default) (but only to the extent that it relates to a Default which has been suspended by this letter); or

               (iii) Clause 20.19 (Environmental Law),

     2.2 require any prepayment or cancellation of the Facilities or decline to make any Utilisation in connection with the Acquisition pursuant to Clause 8.2 of the Facility Agreement for reasons of change of control of the Company, provided that nothing in this letter shall prevent the Agent or any of the Lenders from exercising any of their respective rights and remedies under the Facility Agreement (including without Limitation under Clause
     8.2 (Prepayment and Cancellation - Change of control) and Clause
     24.16 (Acceleration) after the earlier of (a) 30th September 2001 and (b) the Merger Completion Date and notwithstanding any such utilisation.

3. For the purposes of Clause 23.8 (Acquisition) of the Facility Agreement, we confirm that we agree to the making of the Acquisition.

Kindly confirm your agreement to the above terms by countersigning and returning to us the copy letter enclosed.




/S/ [ILLEGIBLE]^^
-----------------------------
For and on behalf of
LLOYDS TSB BANK PLC
in its capacity as Agent and
as an Original Lender




We agree the terms of this letter


/S/ Paul Walker
-----------------------------
For and on the behalf of
THE SAGE GROUP PLC